Exhibit 10.1

January 11, 2013

N. Paul Brost

18301 Mid Ocean Place

Leesburg, VA 20176

Dear Paul:

Command Security Corporation (the “Company”) is pleased to offer you full-time employment as Chief Financial Officer, commencing on or before January 14, 2013 (“Employment Date”), on the following terms and conditions. Our offer is contingent upon satisfactory results from all Company pre-employment background checks. Your offer is contingent upon your representation to the Company that you are not bound by any type of agreement that would restrict your ability to work for the Company as Chief Financial Officer (“CFO”), and that you have not misappropriated any of your previous employer’s confidential business information for the benefit of the Company.

Position and Compensation

Position:   You will serve as the Company’s CFO reporting to the Chief Executive Officer (“CEO”). Your duties, responsibilities and authority will be as is customary for a CFO, and include but are not limited to, managing the financial affairs of the Company, implementing policies and procedures to ensure compliance with relevant laws and accounting standards, and setting goals, monitoring work, and evaluating results to ensure that departmental and organizational requirements are being met.

Base Salary:   Your base annual salary is $250,000, paid in accordance with the Company’s payroll practices.

Discretionary Performance Bonus:   You will be eligible to receive a discretionary performance bonus up to forty percent (40%) of your base salary. Cash portions of your bonus, if any, will be paid to you when approved by the Board of Directors if you are actively employed by the Company at the time such bonuses are due to be paid. The Company reserves all rights in determining bonuses, including whether a bonus is to be paid. If applicable, the discretionary performance bonus for the Fiscal Year ending March 31, 2013, will be prorated to reflect the actual period of your employment with the Company during the Fiscal Year.

Stock Options: (i)   Option Grant. On the Employment Date, I will recommend to the Company’s Board of Directors that they grant you a stock option (the “Option”) to purchase an aggregate of 165,000 shares (as adjusted for any recapitalization, stock split, stock dividend or similar event affecting the number of the Company’s outstanding shares of Common Stock (as defined below) generally (the “Option Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”), subject to such terms and conditions as the Board may establish in its discretion.

Exhibit 10.1

(ii)   Exercise Price.   Under the Option, the Option Shares will have an exercise price/share based upon the closing price of the Common Stock on the NYSE/AMEX on the date the Options are granted.

(iii)   Vesting.   The Option will vest, and may be exercised by you, during the time and so long as you are actively employed by the Company as its CFO, with respect to (A) one-third (1/3rd) of the Option Shares (ratably, across all exercise prices) following the end of the first anniversary of the Employment Date; (B) an additional one-third (1/3rd) of the Option Shares (ratably, across all exercise prices) following the end of second anniversary of the Employment Date; and (C) an additional one-third (1/3rd) of the Option Shares (ratably, across all exercise prices) following the end of third anniversary of the Employment Date. Notwithstanding the foregoing (but subject to the following two paragraphs), the Option will expire 10 years from the date of grant, similar to stock options granted to other executives of the Company.

Withholding Taxes:   All forms of compensation referred to in this letter are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

No Fixed Term

Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company.

Indemnification

In accordance with the law, the Company’s By-Laws and the terms of any applicable Directors, any Officers Liability Insurance, as may be amended from time to time, the Company will indemnify you against any and all expenses in connection with any claim or proceeding to which you are, was or at any time become a party, or are threatened to be made a party, by reason of the fact that you are or were acting within the scope of your duties as CFO of the Company.

Termination

If the Company terminates you without cause, upon your execution, no later than 60 days after such termination, of a general release in the form and substance acceptable to the Company, you shall receive a lump sum severance payment of twelve (12) months pay.  Additionally, if the Company terminates you without cause, all outstanding stock options, restricted stock and other equity-based awards granted to you but which have not vested as of the date of termination shall become fully vested, and all options not yet exercisable shall become exercisable.

Exhibit 10.1

Change in Control

In the event that there is change of control of the Company, you will be entitled to participate in any change in control benefits that may be available at the time of such an event to executive Company management in accordance with the same terms and definitions that apply to the Company’s executive managers.

Insurance and Benefits

You will be entitled to participate in the Company sponsored benefit plans according to the terms and conditions of each plan or program. You will also be subject to the terms of the Company’s Employee Manual. You will be entitled to four weeks of vacation annually.

Non-Competition Agreement; Company’s Employee Manual

Last, as a condition of employment, you will be required to enter into the enclosed post employment restrictive covenant.

Kindly sign and return a copy of this letter accepting the terms of this offer at your earliest convenience.

We look forward to having you on our senior leadership team.

Sincerely,

Command Security Corporation

/s/ Craig Coy

Craig Coy
Chief Executive Officer

I have read and accept all the terms in this employment offer:

/s/ N. Paul Brost
N. Paul Brost

Dated:	January 11, 2013